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                                 EXHIBIT (a)(3)
                Press Release of New China dated February 6, 2003

ANNOUNCEMENT OF RECORD DATE AND DATE OF SPECIAL MEETING OF SHAREHOLDERS IN CONNECTION WITH GOING PRIVATE TRANSACTION OF NEW CHINA HOMES, LTD.

BOCA RATON, FL - FEBRUARY 6, 2003 - New China Homes, Ltd., (NASDAQ:NEWC) today announced that the Company's Board of Directors has fixed February 10, 2003 as the record date entitling holders of the Company's ordinary shares to vote on the going private proposal, which proposal was first announced on January 17, 2003. Ordinary shareholders of record as of the close of business on February 10, 2003, shall be entitled to vote on proposed resolutions in connection with the redomicile of the Company from the Cayman Islands to the British Virgin Islands followed soon after by a merger with and into Zhongshan Developments Limited, a British Virgin Islands company, with Zhongshan Developments Limited surviving the merger.

The Company will hold a special meeting of the Company's shareholders on March 18, 2003, at the Company's offices in Hong Kong to, consider the going private transaction proposed by the Company's major shareholder, Far East Consortium International. The Company plans to send to its shareholders of record, in the near future, materials relating to the going private proposal, including a proxy statement and articles and plan of merger.

ABOUT NEW CHINA HOMES, LTD.

         New China Homes, Ltd., is the developer of California Gardens, a planned residential suburban community located on an approximately 350 acre site in northwest Shanghai. California Gardens has received critical acclaim for its innovative design, and has been frequently cited as an excellent example of the significant accomplishments in residential development under China's housing reform program. Among its many awards is the Most Recommended Housing Project presented by various professional and government agencies.

         Over 2,300 homes have been sold or are under contract to be sold at the California Gardens development, with a total projection of approximately 8,161 homes for the completed development.

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I.       EXCEPT FOR THE FACTUAL STATEMENTS MADE HEREIN, THE INFORMATION
         CONTAINED IN THIS PRESS

release consists of forward-looking statements that involve risks and uncertainties that are difficult to predict. Such risks and uncertainties include but are not limited to, changes in local market conditions, government regulations, lagging home sales growth, ability to obtain mortgage financing. Words and expressions reflecting optimism and satisfaction with current prospects as well as words such as "believe," "expects," "plans," "anticipates," "projects" "estimates," and variations thereof, identify forward looking statements, but their absence does not mean that a statement is not forward looking. Reference is also made to other factors set forth in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors," and other sections of the Company's Form-20-F. These forward looking statements speak only as of the date of this release, and the Company undertakes no obligation to publicly update any forward looking statements to reflect new information, events or circumstances after the date of this release.